Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Aterian, Inc. on Form S-3 of our report dated March 20, 2026, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Aterian, Inc. and Subsidiaries as of December 31, 2025 and 2024 and for the years ended December 31, 2025 and 2024 appearing in the Annual Report on Form 10-K of Aterian, Inc. for the year ended December 31, 2025.

We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

Melville, NY

July 20, 2026